Exhibit 99(a)

news release
---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 16, 2014

UFPI First Quarter Net Earnings up more than 38%
 —Sales flat as lumber market decline offsets 3% unit sales increase—
—Framing operations improved over 2013—

GRAND RAPIDS, Mich., Wednesday, April 16, 2014 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced first-quarter 2014 results, including net sales of $554.0 million, which compares to net sales of $554.5 million for the first quarter of 2013. Net earnings for the first quarter of 2014 were $7.2 million, up 38 percent over the same period of 2013. Diluted earnings per share were $0.36, compared to $0.26 for the first quarter of 2013.

“We focused successfully on improving the performance of our framing operations, and that was the primary driver of our increased profitability in the first quarter,” said CEO Matthew J. Missad. “We remain well-positioned in construction, and in each of our business markets, for the rebound we believe will occur as the weather breaks.”

Missad noted that a “historically brutal winter” had a negative impact on operations and businesses throughout the United States in the first quarter.  “Our people were able to fight through the equivalent of approximately 80 plant closure days at our various North American operations to deliver solid results, which are set against the milder winter of 2013. We don’t like talking about winter as a driver, but it was an unavoidable factor in the first quarter of this year,” he said.

--more--

Universal Forest Products, Inc.

With home improvement and building projects delayed by weather, sales in the Company’s retail and construction businesses declined slightly year-over-year in the first quarter of 2014 while sales in its industrial business increased. The Company’s selling prices were affected by a five percent drop in the lumber market relative to the first quarter of 2013. Unit sales overall increased three percent. By market, the Company posted the following first-quarter 2014 gross sales results:

Retail: $202.3 million, down 1.8 percent from the same period of 2013

The Company continues to experience positive results from its efforts to enhance its service, to enhance its product mix by adding new products and new product lines, and through other targeted strategies for growing its business with big box and independent retailers. The Company’s optimism in this market is fueled by healthy comparable sales guidance by big box retailers and for forecasts of continued growth in home improvement activities.

Industrial: $170.4 million, up 6.7 percent over the first quarter of 2013

Industrial production in the United States increased 0.6 percent in February 2014 after having declined 0.2 percent in January, and was up 2.8 percent over the previous year, the most recent statistics available. The Company continues to execute on its strategies to add new customers and products, to expand its reach into non-wood packaging materials and to provide complete packaging solutions to industrial customers.

Construction: $189.5 million, down 2.8 percent from the same period of 2013

As noted earlier, framing operations that were underperforming in 2013 saw improvements in the first quarter of 2014, the result of a focused effort on enhancing profitability in that market. This was the primary reason for enhanced overall profitability in the first quarter of 2014. Housing-related business markets—site-built (including multifamily and single-family) and factory built—saw modest growth in the first quarter of 2014 over the previous year and are expected to see continued growth in 2014, according to industry forecasts. There was a healthy increase in spending on nonresidential construction projects in the United States in February 2014 over the same month of last year, the most recent statistics available. The Company remains focused on creating steady, long-term growth by maintaining a diversified business and customer base in the construction market.

—more—

Universal Forest Products, Inc.

CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., April 17, 2014. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (866) 318-8613 and internationally at (617) 399-5132. Use conference pass code 36795201. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through April 24, 2014, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 18781064.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

# # #

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 2014/2013

	Quarter Period				Year to Date
(In thousands, except per share data)	2014		2013		2014		2013

NET SALES	$553,998	100%	$554,494	100%	$553,998	100%	$554,494	100.0%

COST OF GOODS SOLD	487,986	88.1	496,676	89.6	487,986	88.1	496,676	89.6

GROSS PROFIT	66,012	11.9	57,818	10.4	66,012	11.9	57,818	10.4

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	53,908	9.7	48,228	8.7	53,908	9.7	48,228	8.7
ANTI-DUMPING DUTY ASSESSMENTS	-	-	639	0.1	-	-	639	0.1
NET GAIN ON DISPOSITION OF ASSETS	(524)	(0.1)	(106)	-	(524)	(0.1)	(106)	-

EARNINGS FROM OPERATIONS	12,628	2.3	9,057	1.6	12,628	2.3	9,057	1.6

OTHER EXPENSE, NET	725	0.1	1,056	0.2	725	0.1	1,056	0.2

EARNINGS BEFORE INCOME TAXES	11,903	2.1	8,001	1.4	11,903	2.1	8,001	1.4

INCOME TAXES	4,235	0.8	2,245	0.4	4,235	0.8	2,245	0.4

NET EARNINGS	7,668	1.4	5,756	1.0	7,668	1.4	5,756	1.0

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(452)	(0.1)	(532)	(0.1)	(452)	(0.1)	(532)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$7,216	1.3	$5,224	0.9	$7,216	1.3	$5,224	0.9

EARNINGS PER SHARE - BASIC	$0.36		$0.26		$0.36		$0.26

EARNINGS PER SHARE - DILUTED	$0.36		$0.26		$0.36		$0.26

COMPREHENSIVE INCOME	6,968		6,171		6,968		6,171

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(354)		(828)		(354)		(828)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$6,614		$5,343		$6,614		$5,343

SUPPLEMENTAL SALES DATA

	Quarter Period			Year to Date
Market Classification	2014	2013	%	2014	2013	%
Retail	$202,259	$206,062	-2%	$202,259	$206,062	-2%
Industrial	170,402	159,676	7%	170,402	159,676	7%
Construction	189,536	194,964	-3%	189,536	194,964	-3%
Total Gross Sales	562,197	560,702	0%	562,197	560,702	0%
Sales Allowances	(8,199)	(6,208)		(8,199)	(6,208)
Total Net Sales	$553,998	$554,494		$553,998	$554,494

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED) MARCH 2014/2013

(In thousands)
ASSETS	2014	2013	LIABILITIES AND EQUITY	2014	2013

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$-	$-	Cash overdraft	$12,151	$7,665
Restricted cash	720	653	Accounts payable	91,015	93,597
Accounts receivable	242,433	232,954	Accrued liabilities	57,054	52,566
Inventories	312,010	290,752
Other current assets	27,189	25,716

TOTAL CURRENT ASSETS	582,352	550,075	TOTAL CURRENT LIABILITIES	160,220	153,828

OTHER ASSETS	13,064	17,589
INTANGIBLE ASSETS, NET	169,949	171,203	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
			less current portion	143,471	155,181
PROPERTY, PLANT AND EQUIPMENT, NET	241,419	228,083	OTHER LIABILITIES	42,671	42,284
			EQUITY	660,422	615,657

TOTAL ASSETS	$1,006,784	$966,950	TOTAL LIABILITIES AND EQUITY	$1,006,784	$966,950

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 2014/2013

(In thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,668	$5,756
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	7,691	7,140
Amortization of intangibles	586	604
Expense associated with share-based compensation arrangements	495	642
Expense associated with stock grant plans	29	19
Deferred income taxes (credit)	(150)	36
Equity in earnings of investee	(51)	(42)
Net gain on sale of property, plant and equipment	(602)	(127)
Changes in:
Accounts receivable	(61,825)	(70,715)
Inventories	(23,980)	(47,305)
Accounts payable	18,150	27,417
Accrued liabilities and other	(2,743)	12,001
NET CASH FROM OPERATING ACTIVITIES	(54,732)	(64,574)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(8,994)	(8,085)
Proceeds from sale of property, plant and equipment	785	251
Acquisitions, net of cash received	(4,191)	(8,600)
Advances of notes receivable	(2,462)	(383)
Collections of notes receivable and related interest	473	543
Cash restricted as to use	-	6,178
Other, net	(36)	6
NET CASH FROM INVESTING ACTIVITIES	(14,425)	(10,090)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	58,771	59,391
Debt issuance costs	(8)	(6)
Proceeds from issuance of common stock	99	80
Distributions to noncontrolling interest	(701)	(330)
NET CASH FROM FINANCING ACTIVITIES	58,161	59,135

Effect of exchange rate changes on cash	(76)	217
NET CHANGE IN CASH AND CASH EQUIVALENTS	(11,072)	(15,312)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	(1,079)	7,647

CASH (CASH OVERDRAFT), END OF PERIOD	$(12,151)	$(7,665)

SUPPLEMENTAL INFORMATION:
Interest paid	$281	$417
Income taxes paid (refunded)	1,681	(6,199)